Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Form S-8 of our report, dated September 29, 2025, with respect to our audits of the consolidated financial statements of VIP Play, Inc. as of June 30, 2025 and 2024 and for the years then ended. Our report included an explanatory paragraph related to substantial doubt about the company’s ability to continue as a going concern.

Grassi & Co., CPAs, P.C.

Jericho, New York
February 11, 2026